EXHIBIT 99.2

Contact:	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

International Bancshares Corporation Announces Third Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—Nov. 8, 2004—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the third quarter of 2004 of $33.2 million or $.65 per share — basic ($.64 per share — diluted) compared to $33.9 million or $.70 per share — basic ($.69 per share — diluted), which represents a 2.0% decrease in net income and a 7.2% decrease in diluted earnings per share over the corresponding period in 2003.  The decrease in net income for the three months ended September 2004 as compared to the corresponding period in 2003 can be partially attributed to $8.6 million in investment securities gains ($5.6 million, tax effected) in 2003 compared to investment securities gains of $383 thousand ($249 thousand, tax effected) in 2004.

Net income for the nine months ended 2004 was $85.9 million, or $1.74 per share — basic ($1.71 per share diluted) compared to $93.7 million, or $1.94 per share — basic ($1.90 per share diluted), which represents an  8.3% decrease in net income and a 10.0% decrease in diluted earnings per share from the corresponding period in 2003. All per share data has been adjusted to reflect stock dividends.

Net income for the nine months ended September 30, 2004 was negatively impacted by IBC’s strategic management of earning assets in anticipation of the acquisition of Local Financial Corporation (“LFIN”), which was completed on June 18, 2004, the current low interest rate environment and reduced investment securities gains in 2004 compared to the same period in 2003.

“I’m very pleased with the Company’s earnings in view of the repositioning of the Company that has occurred to accommodate the LFIN acquisition,” said Dennis E. Nixon, chairman and CEO of International Bancshares Corporation. “The Company has continued to show strong earnings for the first nine months of 2004 as well as the third quarter clearly reflecting the Company’s commitment to solid earnings. I am also pleased with the completion of the acquisition of LFIN and the systems integration that took place in September.  With most of the consolidation now complete, the LFIN acquisition will benefit the operations of the combined companies and IBC will begin to realize the full benefit of the LFIN acquisition resulting in improved shareholder value.”

Total assets at September 30, 2004, were $9.4 billion compared to $6.6 billion at December 31, 2003. Total net loans were $4.9 billion at September 30, 2004, and $2.7 billion at December 31, 2003. Deposits at September 30, 2004, were $6.5 billion compared to $4.4 billion at December 31, 2003.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

IBC is a $9.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 160 facilities and over 250 ATMs serving more than 70 communities in Texas and Oklahoma.